EXHIBIT 99.1

ATLAS MINERALS INC.	NEWS RELEASE
8040 South Kolb Road	04-2
Tucson, Arizona 85706	OTC Bulletin Board: ATMR
Tel: 520-889-2040	6.8 million shares outstanding
Fax: 520-889-2733	May 27, 2004

ATLAS RESTRUCTURES MANAGEMENT AND BOARD

Denver, Colorado - Atlas Minerals Inc. (the “Company”) announced today that the Company has made several changes to its Board of Directors and to Management.

Effective June 2, 2004, Mr. Gary E. Davis will resign from all management positions with the Company and its subsidiaries. These duties will be assumed by Mr. Roy Shipes, who has been named as the Company’s Chief Executive Officer. Mr. Davis will remain as a Director of the Company. In a concurrent move, Mr. Robert Miller resigned his position as a Director, and Mr. David Carroll, a financial advisor with the investment banking and brokerage firm of Ryan Beck and Co., Inc., was appointed to the Board. Mr. Carroll was previously a Director of the Company from March 2000 until September 2001.

Commenting on these developments, Mr. Shipes said, “It is with regret that the Company accepts Mr. Davis’ resignation. Because of the Company’s ongoing financial deficiencies, however, he believed his resignation at this time would be in the Company’s best interest. The headquarters of the Company will be immediately transferred to Tucson where Atlas Precious Metals Inc., an affiliate of the Company, is now based and where there is already an administrative support staff. We are pleased that Mr. Davis has agreed to remain on the Board. His services on the Audit Committee will be most welcomed given his knowledge of the Company’s financial affairs and of compliance issues.”

Continuing, Mr. Shipes noted, “It is also with regret that Mr. Miller has decided to leave the Board to pursue other interests. He has been a vital component of the Board since September 2001. We are fortunate, however, to be able to replace him with someone of the calibre of Mr. Carroll, who has prior knowledge of the Company and the challenges before it.”

The Company is maintaining its efforts to sell its White Cliffs diatomite mine and mill located in Arizona. Proceeds from the sale are earmarked for use in bringing all of the Company’s SEC filings current. Because of its depleted financial condition, the Company has been unable to comply with the filing of its financial statements (10QSB) for the first quarter of 2004, which became delinquent on May 24.

The Company is continuing to focus on securing financing, possibly including loans against assets, equity financing, project financing, sales of existing mobile equipment, and joint ventures. The Company is also considering a possible merger with another entity, and the raising of needed financing through a private or brokered placement of common stock.

For further information contact H. R. (Roy) Shipes, Chief Executive Officer, at 520-889-2040.

On behalf of Atlas Minerals Inc.

“H. R. (Roy) Shipes”
Chief Executive Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.